     As filed with the Securities and Exchange Commission on November 28, 1997
                                                 Registration No. 333-
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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                               -----------------------


                                       FORM S-8

                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933
                               -----------------------


                      INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                (Exact name of registrant as specified in its charter)

             Delaware                                      59-2223025
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                                  1954 Airport Road
                                      Suite 200
                                Atlanta, Georgia 30341
      (Address, including zip code, of registrant's principal executive offices)

                    1996 LONG TERM INCENTIVE AND SHARE AWARD PLAN
                                 (Full title of plan)

                                  Philip A. Theodore
                                   King & Spalding
                                 191 Peachtree Street
                             Atlanta, Georgia 30303-1763
                                    (404) 572-4600
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)

                                      Copies to:

                                  George Murnane III
                 Executive Vice President and Chief Financial Officer
                      International Airline Support Group, Inc.
                             1954 Airport Road, Suite 200
                                Atlanta, Georgia 30341
                                    (770) 455-7575

                           CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum       Proposed Maximum
                                                Amount to         Offering Price Per     Aggregate Offering         Amount of
Title of Securities to be Registered         be Registered(1)          Share(2)               Price(2)           Registration Fee
Common Stock, par value $.001 per share          115,000               $8.375               $582,704.63              $200.93


(1) Does not include 598,782 shares of Common Stock of International
    Airline Support Group, Inc. previously registered on Registration Statement No. 333-13979 and to which the Prospectus relating to this Registration Statement relates. A registration fee of $544.35 was previously paid in connection with the 598,782 shares (including the 173 underlying shares not yet issued) of Common Stock previously registered.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the exercise price of the options issued pursuant to the 1996 Long Term Incentive and Share Award Plan under which the Securities are offered.

    Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus relating to this Registration Statement is a combined Prospectus relating also to Registration Statement No. 333-13979 previously filed by the Registrant on Form S-8 on October 11, 1996.

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


                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

    The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1997;

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 1997;

         (c) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since May 31, 1997;

         (d) The description of the Registrant's common stock, par value $.001 per share ("Common Stock"), contained in the Registration Statement on Form 8-A12G/A dated October 11, 1996.

    All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Inapplicable.

Item 5.  Inapplicable.

Item 6.  Indemnification of Directors and Officers.

    The following summary is qualified in its entirety by reference to the complete text of the Delaware General Corporation Law, Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws.

    The Registrant's Amended and Restated Bylaws provide that each person who was or is made a party to, is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Registrant (or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity), will be indemnified and held harmless by the Registrant to the fullest extent permitted by the Delaware General Corporation Law as it currently exists or is later amended.

    Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys'
fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    Article VIII of the Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

Item 7.  Inapplicable.

Item 8.  Exhibits.

Exhibit       Description

4.1 Amended and Restated Certificate and Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (the "1996 Form 10-K")).

4.1.1 Amendment to the Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit
              3.1.1 to the Registrant's Registration Statement on Form S-1 filed on November 20, 1997 (File No. 333-40613) (the "S-1")).

4.1.2 Amendment to Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1.2 to the S-1).

4.2 Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 4.2 of the 1996 Form 10-K).

5.1 Opinion of King & Spalding as to validity of securities being registered.

23.1          Consent of King & Spalding (included in Exhibit 5.1).

23.2          Consent of Grant Thornton LLP.

99.1 1996 Long Term Incentive and Award Plan (incorporated by reference to Exhibit 10.2.6 of Registrant's Registration Statement on Form S-4, File No. 333-08065).

Item 9.  Undertakings

    The undersigned Registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such labilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                           SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, International Airline Support Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of November, 1997.


                             INTERNATIONAL AIRLINE SUPPORT GROUP, INC.

                             By:   /s/ Alexius A. Dyer III
                                   -----------------------
                                    Alexius A. Dyer III
                                    Chairman, Chief Executive
                                    Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capabilities and on the dates indicated.


Signature                              Title               Date


/s/ Alexius A. Dyer III      Chairman, Chief Executive     November 26, 1997
-----------------------      Officer, President
Alexius A. Dyer III          and Director


/s/ George Murnane III       Executive Vice President,     November 26, 1997
-----------------------      Chief Financial Officer,
George Murnane III           Director

/s/ James M. Isaacson        Vice President of Finance,    November 26, 1997
-----------------------      Treasurer and Secretary
James M. Isaacson

/s/ E. James Mueller         Director                      November 26, 1997
-----------------------
E. James Mueller

/s/ Kyle R. Kirkland         Director                      November 26, 1997
-----------------------
Kyle R. Kirkland

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